Exhibit 99.1

CMS Energy Names Angela Thompkins as Vice President &
Chief Diversity Officer

JACKSON, Mich., July 15, 2020 – CMS Energy, and its principle subsidiary Consumers Energy, today announced Angela Thompkins, currently executive director of Inclusion and Strategic Talent Sourcing, will be named vice president & Chief Diversity Officer, effective August 1, 2020.

Thompkins will be responsible for setting and monitoring the company’s diversity, equity and inclusion (DEI) strategy, as well as partnering with leaders across the organization to improve results related to DEI. Additionally, she has responsibility for establishing and building relationships with communities and organizations that increase the availability of diverse talent within our long-term talent pipeline.

“Angela has a true passion for her work and is a champion for her co-workers and our company,” said Cathy Hendrian, senior vice president of People and Culture at CMS Energy and Consumers Energy. “Angela’s extensive background and wealth of experience helps her understand the unique perspectives we need to build a stronger, more inclusive organization, while ensuring every voice within the company is heard.”

Thompkins joined Consumers Energy in 2013 after holding previous leadership positions in various industries, including food distribution, non-profit legal services and automotive. Angela’s career began as a prosecutor for the City of Detroit. She holds a Bachelor of Science from Eastern Michigan University, a Juris Doctorate from Thomas M. Cooley Law School and a Master of Laws (LL.M.) from Wayne State University Law School.

Angela serves on a number of boards including: the Michigan Chapter of American Association of Blacks in Energy, Equality Michigan and the Michigan Roundtable for Diversity and Inclusion.

Consumers Energy, Michigan’s largest energy provider, is the principal subsidiary of CMS Energy (NYSE: CMS), providing natural gas and/or electricity to 6.7 million of the state’s 10 million residents in all 68 Lower Peninsula counties.

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Media Contacts: Katie Carey, 517-740-1739

For more information about Consumers Energy, go to ConsumersEnergy.com.

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